PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED OCTOBER 14, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials under § 240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED OCTOBER 14, 2015

SPECIAL MEETING OF SHAREHOLDERS

OF

PERICOM SEMICONDUCTOR CORPORATION

TO BE HELD ON [                    ], 2015

PROXY STATEMENT

OF

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

SOLICITATION OF PROXIES IN OPPOSITION TO

THE PROPOSED ACQUISITION OF

PERICOM SEMICONDUCTOR CORPORATION BY DIODES INCORPORATED

This preliminary proxy statement (this “Proxy Statement”) and the enclosed GOLD proxy card are furnished by Montage Technology Group Limited, a Cayman Islands exempted company (“Montage”), Porsche Acquisition Sub, Inc. (“Merger Sub”), a California corporation and a wholly owned subsidiary of Montage, Howard Yang, Stephen Tai and Mark Voll (throughout this Proxy Statement, we refer to Montage, Merger Sub, Mr. Yang, Mr. Tai and Mr. Voll, collectively, as “Montage Group”, “we” or “us”). This Proxy Statement is being furnished in connection with Montage Group’s solicitation of proxies to be used at the special meeting (the “Special Meeting”) of shareholders of Pericom Semiconductor Corporation, a California corporation (“Pericom”), to be held on [                    ], 2015, at [                    ], beginning at [                    ], Pacific Time, and at any adjournments, postponements or reschedulings thereof.

This Proxy Statement and the enclosed GOLD proxy card are first being mailed to Pericom shareholders on or about October [    ], 2015.

Pursuant to this Proxy Statement, Montage Group is soliciting proxies from holders of common stock, without par value (the “Pericom Shares”), of Pericom, to vote “AGAINST” (a) the proposal to approve the Agreement and Plan of Merger, dated September 2, 2015 (as the same may be amended, the “Diodes Merger Agreement”), by and among Pericom, Diodes Incorporated (“Diodes”), and PSI Merger Sub, Inc. and the merger of PSI Merger Sub, Inc. with and into Pericom (the “Diodes Merger”), with Pericom surviving the Merger as a direct wholly owned subsidiary of Diodes pursuant thereto (the “Diodes Acquisition Proposal”), and (b) any proposal to adjourn the Special Meeting (the “Adjournment Proposal”). In addition, Montage Group is soliciting proxies from holders of Pericom Shares to vote “AGAINST” the Golden Parachute Compensation Proposal (as defined below).

The Diodes Acquisition Proposal and the Adjournment Proposal are described in the preliminary proxy statement filed by Pericom (the “Pericom Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) on September 17, 2015, as revised by the preliminary revised proxy statement filed on October 13, 2015. According to the Pericom Proxy Statement, Pericom has set [                    ], 2015, as the record date (the “Pericom Record Date”) for determining those shareholders who will be entitled to vote at the Special Meeting (the “Record Date”). According to the Pericom Proxy Statement, the principal executive offices of Pericom are located at 1545 Barber Lane, Milpitas, California 95035, United States.

WE ARE SOLICITING PROXIES FROM PERICOM SHAREHOLDERS TO VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL. WE BELIEVE THE PROPOSED COMBINATION OF PERICOM AND DIODES (THE “PROPOSED DIODES ACQUISITION”) DOES

NOT PROVIDE ADEQUATE VALUE TO PERICOM SHAREHOLDERS. OUR $18.50 PER SHARE ALL-CASH PROPOSAL IS A SUPERIOR ALTERNATIVE FOR PERICOM SHAREHOLDERS BECAUSE, AMONG OTHER THINGS, IT PROVIDES SIGNIFICANTLY GREATER FINANCIAL VALUE TO PERICOM SHAREHOLDERS THAN THE PROPOSED COMBINATION WITH DIODES AND AS CERTAIN VALUE TO PERICOM SHAREHOLDERS AS THE PROPOSED COMBINATION WITH DIODES.

On September 30, 2015, Montage Group submitted a binding offer to Pericom and publicly announced their proposal to acquire 100% of the issued and outstanding Pericom Shares in an all-cash transaction at a price of $18.50 per Pericom Share in cash to Pericom shareholders (the “Montage Proposal”).

On October 2, 2015, Pericom informed Montage that the Pericom Board of Directors (the “Pericom Board”) would not accept the Montage Proposal as proposed. While additional discussions have occurred between Montage and its advisors and Pericom and its advisors, Montage does not believe that Pericom is reasonably or realistically assessing or evaluating the Montage Proposal.

Montage continues to believe that the Montage Proposal represents a highly compelling premium of approximately 52% to the unaffected closing price on September 2, 2015 and a premium of approximately 9% to the Diodes Acquisition Proposal.

Montage remains confident that the Montage Proposal offers compelling and more certain value for Pericom shareholders as compared with the Proposed Diodes Acquisition, and we believe it is evident that Pericom’s shareholders recognize this as well. The Montage Proposal is subject to the termination of the Diodes Merger Agreement.

Montage is disappointed that the Pericom Board has indicated it will not accept the Montage Proposal without fairly considering all of the advantages of the Montage Proposal over the Diodes Acquisition Proposal. We strongly believe that it is inconsistent with the Pericom Board’s fiduciary duties under applicable law not to fairly consider the Montage Proposal.

Montage Group is specifically soliciting proxies from holders of Pericom Shares to vote “AGAINST” the Diodes Acquisition Proposal and the Adjournment Proposal. We are also soliciting proxies to vote “AGAINST” the proposal to approve on a non-binding, advisory basis, certain compensation that will or may become payable to Pericom’s named executive officers that is based on or otherwise relates to the Diodes Merger (the “Golden Parachute Compensation Proposal”), although we believe that this proposal will be rendered moot in any event if the Diodes Acquisition Proposal is disapproved by Pericom shareholders.

SEND A MESSAGE TO THE PERICOM BOARD THAT YOU, THE OWNERS OF PERICOM, WANT THE PERICOM BOARD TO ACCEPT THE MONTAGE PROPOSAL AND TO TERMINATE THE DIODES MERGER AGREEMENT TO ACCEPT THE MONTAGE PROPOSAL. VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL.

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE MONTAGE PROPOSAL AT THIS TIME. HOWEVER, WE BELIEVE THAT A VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL WILL SEND A MESSAGE TO THE PERICOM BOARD THAT PERICOM SHAREHOLDERS DO NOT SUPPORT THE PROPOSED DIODES ACQUISITION AND THAT THE PERICOM BOARD SHOULD GIVE CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE MONTAGE PROPOSAL. A VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL OR THE ADJOURNMENT PROPOSAL WILL NOT OBLIGATE YOU TO VOTE “FOR” THE MONTAGE PROPOSAL AT ANY FUTURE MEETING OF PERICOM SHAREHOLDERS.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO PERICOM, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST DATED PROXY COUNTS. PLEASE VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION

PROPOSAL AND THE ADJOURNMENT PROPOSAL TODAY—BY TELEPHONE OR INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU TO VOTE BY TELEPHONE OR INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOUR PERICOM SHARES ARE HELD IN “STREET NAME,” PLEASE DELIVER THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR INSTRUCT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A GOLD PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR THE CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY TELEPHONE OR INTERNET, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED GOLD VOTING INSTRUCTION FORM.

If you need assistance in voting your shares, please contact the firm assisting Montage in the solicitation of proxies:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

i

REASONS TO VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL

Montage is soliciting proxies from Pericom shareholders in opposition to the Proposed Diodes Acquisition and specifically “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal. Montage urges all Pericom shareholders to vote “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal for the following reasons:

A vote “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal preserves your opportunity to receive the significant premium for your Pericom Shares contemplated by the Montage Proposal which, if consummated, would provide significantly greater value to Pericom shareholders than the Proposed Diodes Acquisition.

We believe that the Montage Proposal, if consummated, would be superior to the Proposed Diodes Acquisition because it would provide Pericom’s shareholders an opportunity to realize a significant premium for their Pericom Shares and offers compelling and more certain value for Pericom shareholders than the Proposed Diodes Acquisition. Under the Montage Proposal, Pericom shareholders would receive cash value for their Pericom Shares at a significant premium.

We are confident that Pericom’s shareholders recognize that the Montage Proposal is far superior to the Proposed Diodes Acquisition.

A vote “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal stops the Pericom Board from proceeding with a transaction that Montage believes is an inferior transaction.

The all-cash Montage Proposal is a compelling 52% premium to closing price of a Pericom Share on the last complete trading day prior to announcing the Proposed Diodes Acquisition on September 3, 2015. The Montage Proposal is not subject to any financing conditions and China Electronics Corporation (“CEC”), one of the largest electronic companies in China and a shareholder of Montage, has provided a commitment letter for the financing, committing to fund the purchase price subject to the conditions set forth therein. CEC was the principal source of the financing in the acquisition of Montage by Shanghai Pudong Science and Technology Investment Co., Ltd. and CEC last year. In light of CEC’s track record with funding on the financing commitment for last year’s acquisition of Montage (which was significantly larger than the Montage Proposal), CEC’s commitment to provide financing for the acquisition of Pericom provides a very high degree of financing certainty. In addition, Montage has received a signed commitment letter from the Bank of China committing to fund the purchase price subject to the conditions set forth therein.

We also do not believe there will be regulatory obstacles which would prevent Montage from timely closing the Montage Proposal. In furtherance thereof, the Montage Proposal provides that Montage would be responsible for, and would bear all of the risk with a so-called “hell or high water” obligation of, all legal filings and approvals in China, Taiwan and the United States.

To demonstrate Montage’s confidence in being able to timely consummate the Montage Proposal, the Montage Proposal provides that a reverse break-up fee of $21.5 million would be payable to Pericom if regulatory approvals were not obtained or if Montage did not obtain financing. Upon signing the Montage Proposal with Pericom, in addition to paying the $15 million termination fee that may be payable to Diodes, Montage would escrow the reverse break-up fee at Citibank in New York as collateral and security for the payment of the reverse break-up fee (if the reverse break-up fee becomes payable).

A vote “AGAINST” the Adjournment Proposal and Diodes Acquisition Proposal will send a message to the Pericom Board that Pericom’s shareholders want the Pericom Board to consider other alternatives for Pericom, including the Montage Proposal.

A vote “AGAINST” the Adjournment Proposal will prevent the Pericom Board from delaying the vote on the Diodes Acquisition Proposal, which would deny Pericom’s shareholders the ability to make their voices heard by voting “AGAINST” the Diodes Acquisition Proposal. Voting “FOR” the Adjournment Proposal would allow the Pericom Board to unnecessarily delay a vote on the Diodes Acquisition Proposal. Montage believes that is it in the interests of Pericom’s shareholders to hold a vote as soon as possible (and not to adjourn) so that the Pericom Shareholders can vote “AGAINST” the Diodes Transaction Proposal and send a clear message to the Pericom Board that the Pericom shareholders want the Pericom Board to consider the Montage Proposal.

Conclusion

For the foregoing reasons, Montage urges Pericom shareholders to vote “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal. Montage is disappointed that the Pericom Board did not fairly consider the Montage Proposal. Montage urges Pericom shareholders to request the members of the Pericom Board enter into negotiations with Montage in accordance with their fiduciary duties. Montage believes that the fiduciary duties of care and loyalty applicable to Pericom directors under California law require that they inform themselves of all material information reasonably available to them prior to making a business decision, including of alternatives to the Proposed Diodes Acquisition. Montage believes the Pericom Board should enter into discussions and negotiations with Montage to determine whether the Montage Proposal provides greater value to Pericom’s shareholders than the Proposed Diodes Acquisition and is in the best interests of Pericom and its shareholders.

If the Special Meeting concludes (that is, it is not adjourned) and the Pericom shareholders do not approve the Diodes Acquisition Proposal, each of Pericom and Diodes would have the right to terminate the Diodes Merger Agreement. Montage believes that if the Diodes Merger Agreement were terminated, the Pericom Board should make and will make the determination that it is in Pericom shareholders’ best interests to pursue the Montage Proposal and to enter into the Montage Proposal. Montage intends to pursue the Montage Proposal even if Pericom were required to pay any termination fee to Diodes. However, there can be no assurances that the Pericom Board would seek to accept the Montage Proposal, or otherwise pursue or facilitate the Montage Proposal, following a termination of the Diodes Merger Agreement. Pericom shareholders should take all of these factors into account when determining how to vote their Pericom Shares.

MONTAGE STRONGLY BELIEVES THAT THE MONTAGE PROPOSAL CONSTITUTES A SUPERIOR PROPOSAL, AS PROVIDED FOR IN THE DIODES MERGER AGREEMENT. PLEASE VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL TODAY—BY TELEPHONE OR INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU TO VOTE BY TELEPHONE OR INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.

IF YOUR PERICOM SHARES ARE HELD IN “STREET NAME,” PLEASE DELIVER THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR INSTRUCT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A GOLD PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR THE CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY TELEPHONE OR INTERNET, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED GOLD VOTING INSTRUCTION FORM.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM PERICOM—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED DIODES ACQUISITION. EVEN IF YOU HAVE ALREADY

SENT A PROXY CARD TO PERICOM, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST DATED PROXY COUNTS. IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY TELEPHONE OR INTERNET OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

WE URGE YOU TO SEND THE PERICOM BOARD A MESSAGE THAT PERICOM SHAREHOLDERS REJECT THE PROPOSED DIODES ACQUISITION AND THAT THE PERICOM BOARD SHOULD GIVE PROPER CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE MONTAGE PROPOSAL. VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL.

WHAT IS MONTAGE’S PLAN FOR THE SPECIAL MEETING?

If Montage receives sufficient proxies “AGAINST” the Diodes Acquisition Proposal to cause the Diodes Acquisition Proposal to fail, at the Special Meeting Montage will, utilizing its proxies, vote “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal in order to send a clear message to the Pericom Board that Pericom’s shareholders want the Pericom Board to consider other alternatives, including the Montage Proposal, and that Pericom’s shareholders do not want to race to approve a deal that will deny them the opportunity to enter into a superior transaction.

BACKGROUND OF THE SOLICITATION

As part of the ongoing evaluation of its business, Montage Group considers strategic acquisitions, capital investments, divestitures and other possible transactions. Given the different time zones in which the various parties were located, the dates described below may differ slightly depending on the party’s location. Montage does not believe such differences are material to the discussion.

On March 13, 2015, members of senior management of Pericom met with Mr. Howard Yang, the Chief Executive Officer, and Mr. Stephen Tai, the President, of Montage, who expressed an interest in exploring a potential acquisition of Pericom by Montage. Montage requested this meeting without prior solicitation from either Pericom or any of its financial advisors.

On June 11, 2015, Mr. Yang called Alex Hui, the Chief Executive Officer of Pericom, to express Montage’s interest in a potential acquisition of Pericom.

On June 20, 2015, Pericom and Montage entered into a mutual confidentiality agreement that contained a customary standstill provision in favor of Pericom that automatically terminated upon execution of the Diodes Merger Agreement. On that same day, Mr. Yang and Mr. Tai met with Mr. Alex Hui and John Hui. During such meeting, Mr. Yang provided a verbal indication of interest to acquire Pericom for $16.50 per share in cash. Mr. Alex Hui indicated that the $16.50 per share price was below Pericom’s expectations and encouraged Montage to increase such price.

On July 2, 2015, Mark Voll, the Chief Financial Officer of Montage and representatives of Barclays Capital Inc. (“Barclays”), Montage’s financial advisor, met with Mr. Alex Hui, Mr. John Hui and representatives of Cowen to further discuss the merits of a potential acquisition of Pericom by Montage.

On July 10, 2015, Mr. Alex Hui met with Mr. Yang to further discuss a potential acquisition of Pericom by Montage. During the meeting, Montage presented a written non-binding indication of interest of $17.00 per share in cash, and Mr. Alex Hui countered at $19.00 per share in cash. Mr. Yang informed Mr. Alex Hui that he would need to have further discussions with the board of directors of Montage before he could respond.

On July 17, 2015, Montage met telephonically with Mr. Alex Hui and communicated a final offer of $18.00 per share in cash. Montage indicated that it would require financing to consummate an acquisition of Pericom, but the parties agreed to move quickly.

Between July 21, 2015 and August 4, 2015, Montage and representatives of Barclays spoke with representatives of Cowen and members of management of Pericom several times in order to discuss timing for diligence and diligence meetings.

On July 24, 2015, Pericom provided access to an online dataroom to Montage and an initial draft of a proposed merger agreement was distributed to Montage.

On July 31, 2015, Montage’s outside counsel, O’Melveny & Myers LLP (“O’Melveny”) delivered a revised draft of the merger agreement to Latham & Watkins LLP (“Latham”).

On the evening of August 4, 2015, members of management of Pericom and representatives of Cowen had a telephonic meeting with members of management of Montage and representatives of Barclays. During such meeting, the parties discussed matters relating to the transaction, including timing, next steps and diligence matters.

Following such meeting on August 4, 2015, Mr. Alex Hui had a telephonic conversation with Mr. Yang regarding timing for the transaction.

On August 5, 2015, representatives of Latham met telephonically with O’Melveny to discuss the terms of the merger agreement.

On August 7, 2015, Latham delivered a revised draft of the merger agreement to O’Melveny.

During the following three weeks, representatives of Pericom participated in diligence calls with, and responded to various information requests from, representatives of Montage in order to facilitate the completion of its due diligence processes.

On August 20, 2015, O’Melveny delivered a revised draft of the merger agreement to Latham.

On August 25, 2015, representatives of Cowen contacted representatives of Barclays to request a discussion with Mr. Yang to negotiate key business terms of a potential strategic transaction.

On the morning of August 26, 2015, Barclays informed Cowen that Latham and O’Melveny should continue to work through any issues in the draft merger agreement.

On August 27, 2015 and August 28, 2015, instead of allowing Latham and O’Melveny to continue to work through issues in the revised merger agreement, representatives of Cowen and Latham reached out to representatives of Barclays to encourage a meeting between the companies’ chief executive officers, even if that meeting included financial advisors. A key business issues list was sent to Barclays. The representatives of Barclays reiterated that Latham and O’Melveny should continue to make as much progress as possible on the merger agreement.

On the evening of August 31, 2015, representatives of Cowen held a telephonic discussion with Montage.

On September 1, 2015, representatives of Latham finally agreed to meet telephonically with O’Melveny to discuss the terms of the revised merger agreement that was previously distributed by O’Melveny.

On September 2, 2015, Pericom entered into the Diodes Merger Agreement and voting agreements were entered into by Diodes and each of the members of the Pericom Board and Pericom’s executive officers, in their capacities as Pericom shareholders.

On September 17, 2015, Montage delivered to Pericom an unsolicited offer and a revised draft of the merger agreement to acquire Pericom for $18.50 per share. Other than the offer price of $18.50 per share, the terms of the revised draft of the merger agreement were substantially similar to the terms of the Diodes Merger Agreement. The September 17, 2015 letter, in relevant part, is as follows:

September 15, 2015

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, California 95035

Attention: Board of Directors

Re:	$18.50 in Cash per Pericom Share Superior Proposal

Ladies and Gentlemen:

We are pleased to submit our offer (“Offer”) to acquire all of the outstanding shares of Pericom Semiconductor Corporation (“Pericom”) for consideration of $18.50 in cash per share of common stock of Pericom (“Pericom Shares”), upon the terms and conditions reflected herein and in the documents attached hereto. Our Offer of $18.50 in cash per Pericom Share indisputably constitutes a “Superior Proposal” under the terms of the Agreement and Plan of Merger, dated as of September 2, 2015, among Pericom, Diodes Incorporated (“Diodes”) and PSI Merger Sub, Inc. (the “Diodes Merger Agreement”) because it is clearly more favorable from a financial point of view to the holders of Pericom Shares than the transactions contemplated by the Diodes Merger Agreement.

We are prepared to immediately execute and deliver a merger agreement and a voting agreement on terms substantially identical to the terms of the Diodes Merger Agreement and the Voting Agreement among Diodes and the management and directors of Pericom (the “Diodes Voting Agreement”), other than to account for our higher $18.50 in cash per Pericom Share price. In furtherance thereof, please find attached hereto (1) an Agreement and Plan of Merger (the “Merger Agreement”) setting forth the definitive terms of the proposed merger among Montage Technology Group Limited (“Montage”), Porsche Merger Sub, Inc., a direct wholly owned subsidiary of Montage, and Pericom (together with a redline of the Merger Agreement showing changes made to the Diodes Merger Agreement) and (2) a Voting Agreement to be entered into by and among Montage and the management and directors of Pericom (together with a redline of the Voting Agreement showing changes made to the Diodes Voting Agreement). We are also willing to accept the same Company Disclosure Schedule as you have delivered to Diodes at the time of the execution and delivery of the Diodes Merger Agreement.

We hereby confirm that we have completed all of our due diligence on Pericom, and that we will not require any further due diligence on Pericom. Our Offer is not subject to any condition other than as set forth in the attached Merger Agreement.

Our Offer of $18.50 in cash per Pericom Share provides compelling value for Pericom shareholders as compared with the Diodes Merger Agreement. Our Offer represents a highly attractive premium of approximately 52% to the unaffected closing price on September 2, 2015 and a premium of approximately 9% to Diode’s offer. This represents a very high transaction premium for an acquisition of this scale in the semiconductor sector based on the premiums paid in comparable transactions.

As you know, Montage is a global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets. Montage is currently forecasting revenues of more than $200 million and net income of more than $70 million. As of the fiscal quarter ended June 30, 2015, Montage had more than $225 million in total assets and more than $145 million of cash on hand. Montage’s existing banks will be providing the financing in an amount sufficient, together with our cash on hand, to pay the aggregate merger consideration. Additionally, our shareholders have confirmed that they will provide, if necessary, any bridge financing to complete the transaction. Neither our Offer nor the Merger Agreement is subject to a financing condition.

The provisions of Sections 10.3, 10.8 and 10.10 of the Merger Agreement are incorporated by reference herein mutatis mutandis and our Offer set forth herein shall be governed by and construed in accordance with such provisions.

Our senior management team, led by Mr. Howard Yang, and O’Melveny & Myers LLP, our legal counsel, and Barclays Capital Inc., our financial advisor, are available at your convenience to discuss any aspect of our Offer. We are confident that our Offer is highly attractive to Pericom and its shareholders.

Very truly yours,

Montage Technology Group Limited

By: /s/ Howard Yang

Name: Howard Yang

Title: Chief Executive Officer

During September 18, 2015 through September 22, 2015, Pericom, representatives of Cowen and representatives of Latham each expressed concerns to Montage, representatives of Barclays and representatives O’Melveny in connection with the regulatory and financing matters with respect to the Montage Proposal.

On September 22, 2015, O’Melveny, on behalf of Montage, delivered an updated merger agreement to the Pericom Board addressing the regulatory and financing matters raised by Pericom, representatives of Cowen and representatives of Latham, including, without limitation, revising the merger agreement such that (i) Montage would be responsible for, and would bear the risk with a so-called “hell or high water” obligation of, all legal filings and approvals in China, Taiwan and the United States, (ii) Montage would pay to Diodes at the signing of a merger agreement with Montage, on behalf of Pericom, the Diodes termination fee ($15 million), (iii) Montage would pay a reverse break-up fee in an amount equal to $21.5 million under certain circumstances to address regulatory approvals and financing, (iv) the reverse break-up fee would be escrowed at Citibank in New York, New York as collateral and security for payment of the reverse break-up fee, (v) the parties would be subject to binding arbitration which would result in an arbitral award that would be fully enforceable against Montage in a Cayman Islands court pursuant to the Cayman Islands Foreign Arbitral Awards Enforcement Law (1997 Revision) and (vi) Montage would appoint CT Corporation System as its agent for service of process in the United States. Furthermore, O’Melveny, on behalf of Montage, delivered to the Pericom Board a commitment letter for the financing from China Electronics Corporation (“CEC”), one of the largest electronic companies in the China and a shareholder of Montage.

On September 26, 2015, O’Melveny, on behalf of Montage, delivered a merger agreement to the Pericom Board to address, among others, points raised by Pericom relating to the treatment of the Pericom equity awards.

Also on September 26, 2015, O’Melveny, on behalf of Montage, delivered the draft escrow agreement.

On September 27, 2015, O’Melveny, on behalf of Montage, delivered to Pericom, Cowen and Latham an updated commitment letter from CEC to provide financing for the Montage Proposal, which addressed the concerns raised by Pericom relating to the duration of the commitment and conditions of the commitment.

On September 28, 2015, Pericom and Montage entered into an amendment to the Mutual Confidentiality Agreement.

Also on September 28, 2015, Cowen and Barclays discussed a meeting of the Pericom Board held earlier in the day. Cowen conveyed that, despite the significant movement by Montage to reassure Pericom of Montage’s ability to obtain financing, the Pericom Board was insisting that Montage obtain a letter of credit from the New York branch of a Chinese bank or from a United States bank.

In the evening of September 28, 2015, O’Melveny, on behalf of Montage, delivered to Pericom, Cowen and Latham a commitment later from the Bank of China committing to finance the Montage Proposal subject to the conditions set forth therein.

On September 29, 2015, Montage delivered to the Pericom Board a binding offer (subject to the conditions set forth therein) to acquire Pericom for $18.50 per share along with signature pages signed by Montage to the merger agreement, the voting agreement and the escrow agreement. Montage’s binding offer to the Pericom Board further emphasized that Montage had adequately responded to all concerns of the Pericom Board relating to regulatory approvals and financing, and that the Montage Proposal constitutes a “Superior Proposal” under the Diodes Merger Agreement. The September 29, 2015 letter, in relevant part, is as follows:

September 29, 2015

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, California 95035

Attention: Board of Directors

Re:	Legally Binding Offer for $18.50 in Cash per Pericom Share Superior Proposal

Ladies and Gentlemen:

We are pleased to submit our offer (“Offer”) to acquire all of the outstanding shares of Pericom Semiconductor Corporation (“Pericom”) for consideration of $18.50 in cash per share of common stock of Pericom (“Pericom Shares”), upon the terms and conditions reflected herein and in the documents attached hereto. Our Offer of $18.50 in cash per Pericom Share indisputably constitutes a “Superior Proposal” under the terms of the Agreement and Plan of Merger, dated as of September 2, 2015, among Pericom, Diodes Incorporated (“Diodes”) and PSI Merger Sub, Inc. (the “Diodes Merger Agreement”) because it is clearly more favorable from a financial point of view to the holders of Pericom Shares than the transactions contemplated by the Diodes Merger Agreement. To further emphasize the seriousness of our Offer, on the terms set out in this letter we are submitting this irrevocable and legally binding Offer and we have attached hereto the Agreement and Plan of Merger (the “Merger Agreement”), the Voting Agreement between Montage and the parties signatory thereto (the “Voting Agreement”), and the Escrow Agreement among Montage, Pericom and the Escrow Agent, each executed by Montage, which (subject to the terms of this letter) shall become a binding contract upon Pericom’s delivery of its counter signature thereto.

Montage is willing to sign a merger agreement that is substantially identical to the Diodes Merger Agreement and a voting agreement substantially identical to the Voting Agreement dated as of September 2, 2015 among Diodes and the Pericom shareholders signatory thereto (the “Diodes Voting Agreement”), with the following additional Pericom favorable terms that are included in the Merger Agreement:

•	“Hell or High Water” Obligations. In order to address any potential concerns in Montage obtaining any required regulatory approvals, we provided in the Merger Agreement that Montage would be responsible for, and would bear all of the risk with a so-called “hell or high water” obligation of, all legal filings and approvals in China, Taiwan and the United States.

•	Payment of Diodes Break-Up Fee. Montage agreed that it will pay to Diodes at the signing of a transaction with Pericom, on behalf of Pericom, the termination fee of $15 million.

•	Reverse Break-Up Fee. To demonstrate our confidence in being able to timely consummate a transaction with Pericom, we provided in the Merger Agreement that a reverse break-up fee of $21.5 million would be payable to Pericom to any address regulatory and financing concerns of Pericom.

•	CEC Commitment Letter. China Electronics Corporation (“CEC”), one of the largest electronic companies in the China and a shareholder of Montage, has provided a commitment letter for the financing, committing to fund the purchase price subject to the conditions set forth therein. CEC was the principal source of the financing in PDSTI’s acquisition of Montage last year. In light of CEC’s track record with funding on the financing commitment for last year’s acquisition of Montage (which was significantly larger than the proposed acquisition of Pericom), CEC’s commitment to provide financing for the acquisition of Pericom provides a very high degree of financing certainty.

•	Ability to Enforce and Recover Against Montage. In order to address any potential concerns in Pericom being able to recover against Montage, the Merger Agreement provides for (1) the escrow of the reverse break-up fee at Citibank in New York, New York as collateral and security for the reverse break-up fee, (2) binding arbitration which would result in an arbitral award that would be fully enforceable against Montage in a Cayman Islands court pursuant to the Cayman Islands Foreign Arbitral Awards Enforcement Law (1997 Revision) and (3) Montage appointing CT Corporation System as its agent for service of process in the United States.

Our Offer of $18.50 in cash per Pericom Share provides compelling value for Pericom shareholders as compared with the Diodes Merger Agreement. Our Offer represents a highly attractive premium of approximately 52% to the unaffected closing price on September 2, 2015 and a premium of approximately 9% to Diodes’ offer. Our Offer clearly represents a superior proposal to that of Diode’s offer.

We hereby confirm that we have completed all of our due diligence on Pericom, and that we will not require any further due diligence on Pericom. We will accept the “Company Disclosure Schedule” in the same form that Pericom delivered to Diodes at the signing of the Diodes Merger Agreement. In addition, neither our Offer nor the Merger Agreement is subject to any financing condition. Our Offer is not subject to any condition other than as set forth in the attached Merger Agreement.

To provide even greater certainty to the Pericom shareholders, we hereby agree that this Offer is irrevocable and legally binding and Montage shall not have the right to withdraw our Offer or the executed Merger Agreement, Voting Agreement or Escrow Agreement attached to this letter; provided, however, that our Offer shall automatically be withdrawn and revoked with no further action required by Montage or Pericom and the Merger Agreement, Voting Agreement and Escrow Agreement attached to this letter shall be deemed null and void on the earliest to occur of:

1.	9:00 a.m. California time on October 6, 2015 if Pericom has not delivered to Montage an executed signature page to the Merger Agreement, and the Pericom shareholders who are to be signatory to the Voting Agreement have not delivered executed signature pages to the Voting Agreement, attached to this letter prior to such time;

2.	12:00 noon California time on October 5, 2015 if Pericom has not given notice of termination of the Diodes Merger Agreement in accordance with the terms thereof prior to such time;

3.	(a) the effectiveness of any amendment or modification to the Diodes Merger Agreement or Diodes Voting Agreement or (b) the grant by Diodes of any consent or waiver under the Diodes Merger Agreement or Diodes Voting Agreement that, in the case of this clause (b), has the effect of permitting Pericom to pay any dividend or repurchase any shares of its capital stock or otherwise improves the financial terms of the transactions contemplated by the Diodes Merger Agreement or the Diodes Voting Agreement from the perspective of the Pericom shareholders relative to that of the Diodes shareholders;

4.	(a) Pericom makes any filing under the Securities Exchange Act of 1934 that qualifies in any material respect any of the representations and warranties of Pericom as set forth in the Merger Agreement in a manner that is adverse to Montage, (b) Pericom otherwise publicly discloses or makes known to Montage, or (c) Montage otherwise becomes aware of, any change, circumstance, development, effect, event or occurrence that is inconsistent with any of the representations and warranties of Pericom as set forth in the Merger Agreement and adverse to Montage, in each of clause (a), (b) or (c), that is or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Pericom or its subsidiaries, if Pericom has not delivered to Montage an executed signature page to the Merger Agreement attached to this letter;

5.

the adjournment, postponement, suspension, placing into recess or cancellation of the special meeting of shareholders of Pericom at which the merger with PSI Merger Sub, Inc. will be voted upon, or if for any other reason the Pericom shareholders have not completed voting on the proposal to approve the merger of Pericom with PSI Merger Sub, Inc. pursuant to the Diodes

Merger Agreement by the time specified for the Pericom shareholders meeting in any definitive proxy statement of Pericom relating to the Diodes Merger Agreement, in any such case without the prior written consent of Montage, if Pericom has not delivered to Montage an executed signature page to the Merger Agreement attached to this letter; and

6.	the approval of the merger of Pericom with PSI Merger Sub, Inc. pursuant to the Diodes Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Pericom Shares at the meeting of shareholders of Pericom (any withdrawal and revocation under clauses (1) through (6) above, an “Offer Termination Event”).

Except upon the occurrence of an Offer Termination Event in accordance with the foregoing, this Offer is irrevocable and legally binding and neither Montage, nor any of its affiliates, shall be entitled to withdraw, modify or amend in any manner our Offer or the Merger Agreement attached to this letter; provided that Montage may make additional improvements to the Offer and the Merger Agreement that are more favorable to Pericom and its shareholders than the current Offer and Merger Agreement.

The provisions of Sections 10.3, 10.8 and 10.10 of the Merger Agreement are incorporated by reference herein mutatis mutandis and our Offer set forth herein shall be governed by and construed in accordance with such provisions.

Our senior management team, led by Mr. Howard Yang, and O’Melveny & Myers LLP, our legal counsel, and Barclays Capital Inc., our financial advisor, are available at your convenience to discuss any aspect of our Offer. We are confident that our Offer is highly attractive to Pericom and its shareholders, and represents a superior proposal to the Diodes Merger Agreement.

Very truly yours,

Montage Technology Group Limited

By: /s/ Howard Yang

Name: Howard Yang

Title: Chief Executive Officer

On September 30, 2015, Montage issued a press release announcing the delivery by Montage to the Pericom Board of the binding offer to acquire Pericom for $18.50 per share.

On October 2, 2015, Mr. Yang and Mr. Tai discussed the Montage Proposal with Mr. Alex Hui. During this conversation, Mr. Alex Hui continued to express that Pericom would not accept the Montage Proposal.

On October 3, 2015, Montage extended its legally binding offer to acquire Pericom for $18.50 per share to be irrevocable until, among other factors, the earlier of (i) October 12, 2015 if Pericom has not terminated the Diodes Merger Agreement and (ii) October 13, 2015 if Pericom has not accepted the Montage Proposal. The October 3, 2015 extension letter, in relevant part, is as follows:

October 3, 2015

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, California 95035

Attention: Board of Directors

Re:	Extension of Legally Binding Offer for $18.50 in Cash per Pericom Share Superior Proposal

Ladies and Gentlemen:

Reference is made to that certain letter dated as of September 29, 2015 (the “Offer Letter”), pursuant to which Montage Technology Group Limited (“Montage”) submitted its legally binding and irrevocable

(subject to the terms of the Offer Letter and this letter) offer to purchase all of the issued and outstanding shares of Pericom Semiconductor Corporation for consideration of $18.50 in cash per share of common stock of Pericom. Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Offer Letter.

Montage hereby agrees to amend and extend (i) the “October 6, 2015” date contained in clause (1) of the defined term “Offer Termination Event” in the Offer Letter to “October 13, 2015” and (ii) the “October 5, 2015” date contained in clause (2) of the defined term “Offer Termination Event” in the Offer Letter to “October 12, 2015”.

Except as specifically amended and extended as set forth in the paragraph above, the Offer Letter remains in full force and effect, unmodified in any way, and this amendment and extension shall be subject to the terms and conditions reflected in the Offer Letter and this letter, including, without limitation, the Offer Termination Events, as amended and extended by this letter.

Except upon the occurrence of an Offer Termination Event (as amended and extended by this letter) in accordance with the foregoing, each of the Offer Letter and this letter is irrevocable and legally binding and neither Montage, nor any of its affiliates, shall be entitled to withdraw, modify or amend in any manner the Offer Letter or this letter; provided that Montage may make additional improvements to the Offer Letter and this letter that are more favorable to Pericom and its shareholders than the current Offer Letter and this letter.

The provisions of Sections 10.3, 10.8 and 10.10 of the Merger Agreement attached to the Offer Letter are incorporated by reference herein mutatis mutandis and the Offer Letter and this letter shall be governed by and construed in accordance with such provisions.

Very truly yours,

Montage Technology Group Limited

By: /s/ Howard Yang

Name: Howard Yang

Title: Chief Executive Officer

On October 9, 2015, Mr. Yang and Mr. Tai again discussed the Montage Proposal with Mr. Alex Hui and Mr. John Hui.

Also on October 9, 2015, Montage extended its legally binding offer to acquire Pericom for $18.50 per share to be irrevocable until, among other factors, the earlier of (i) October 26, 2015 if Pericom has not terminated the Diodes Merger Agreement and (ii) October 27, 2015 if Pericom has not accepted the Montage Proposal. The October 9, 2015 extension letter, in relevant part, is as follows:

October 9, 2015

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, California 95035

Attention: Board of Directors

Re:	Second Extension of Legally Binding Offer for $18.50 in Cash per Pericom Share Superior Proposal

Ladies and Gentlemen:

Reference is made to (i) that certain letter dated as of September 29, 2015 (the “Offer Letter”), pursuant to which Montage Technology Group Limited (“Montage”) submitted its legally binding and irrevocable (subject to the terms of the Offer Letter, the First Extension (as defined below) and this letter) offer to purchase all of the issued and outstanding shares of Pericom Semiconductor Corporation for consideration of $18.50 in cash per share of common stock of Pericom and (ii) that certain extension letter dated as of October 3, 2015 (the “First Extension”), pursuant to which Montage extended its offer. Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Offer Letter, as amended and extended by the First Extension.

Montage hereby agrees to amend and extend (i) the “October 13, 2015” date contained in clause (1) of the defined term “Offer Termination Event” in the Offer Letter, as amended and extended by the First Extension, to “October 27, 2015” and (ii) the “October 12, 2015” date contained in clause (2) of the defined term “Offer Termination Event” in the Offer Letter, as amended and extended by the First Extension, to “October 26, 2015”.

Except as specifically amended and extended as set forth in the paragraph above, the Offer Letter, as amended and extended by the First Extension, remains in full force and effect, unmodified in any way, and this amendment and extension shall be subject to the terms and conditions reflected in the Offer Letter, the First Extension and this letter, including, without limitation, the Offer Termination Events, as amended and extended by the First Extension and this letter.

Except upon the occurrence of an Offer Termination Event (as amended and extended by the First Extension and this letter) in accordance with the foregoing, each of the Offer Letter, the First Extension and this letter is irrevocable and legally binding and neither Montage, nor any of its affiliates, shall be entitled to withdraw, modify or amend in any manner the Offer Letter, the First Extension or this letter; provided that Montage may make additional improvements to the Offer Letter, the First Extension and this letter that are more favorable to Pericom and its shareholders than the current Offer Letter, the First Extension and this letter.

The provisions of Sections 10.3, 10.8 and 10.10 of the Merger Agreement attached to the Offer Letter are incorporated by reference herein mutatis mutandis and the Offer Letter, the First Extension and this letter shall be governed by and construed in accordance with such provisions.

Very truly yours,

Montage Technology Group Limited

By: /s/ Howard Yang

Name: Howard Yang

Title: Chief Executive Officer

On October 13, 2015, representatives of Latham and representatives of Cowen had a telephonic meeting with representatives of O’Melveny and representatives of Barclays, during which Latham and Cowen expressed the Pericom Board’s continued resistance to accepting the higher bid presented by the Montage Proposal.

On October 14, 2015, Montage filed this Proxy Statement with the SEC soliciting votes “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal.

CERTAIN INFORMATION REGARDING THE PROPOSED DIODES ACQUISITION

WE ARE SOLICITING PROXIES FROM PERICOM SHAREHOLDERS TO VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL. WE BELIEVE THE PROPOSED DIODES ACQUISITION DOES NOT PROVIDE ADEQUATE VALUE TO PERICOM SHAREHOLDERS. WE BELIEVE OUR $18.50 PER SHARE ALL-CASH PROPOSAL IS A SUPERIOR ALTERNATIVE FOR PERICOM SHAREHOLDERS BECAUSE, AMONG OTHER THINGS, IT PROVIDES SIGNIFICANTLY GREATER FINANCIAL VALUE TO PERICOM SHAREHOLDERS THAN THE PROPOSED DIODES ACQUISITION.

The Proposed Diodes Acquisition contains various risks, some of which are described below. We believe Pericom shareholders should take all of these factors into account when determining how to vote their Pericom Shares.

Conditions to the Proposed Diodes Acquisition

According to the Pericom Proxy Statement, the respective obligations of each of Diodes, PSI Merger Sub, Inc. and Pericom to consummate the Diodes Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Diodes Merger of each of the following conditions:

•	the Diodes Merger Agreement and the Diodes Merger will have been approved by the Pericom shareholders at a special meeting; and

•	there will have been no law enacted, issued, entered, promulgated, enforced or entered by any Specified Governmental Entity (as defined in the Diodes Merger Agreement) of competent jurisdiction that is in effect and makes illegal, permanently enjoining or otherwise prohibiting the consummation of the Diodes Merger.

According to the Pericom Proxy Statement, the obligations of Diodes and PSI Merger Sub, Inc. to consummate the Diodes Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Diodes Merger of each of the following conditions:

•	the representations and warranties of Pericom contained in the Diodes Merger Agreement will be true and correct as of the closing date of the Diodes Merger, except for any representation or warranty that is expressly made as of a specific date or time (which shall be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pericom;

•	Pericom will have performed and complied in all material respects with all covenants and agreements to be performed or complied with by it under the Diodes Merger Agreement;

•	the receipt by PSI Merger Sub, Inc. of a certificate executed by an executive officer of Pericom certifying the satisfaction of the foregoing conditions;

•	there will not have been any occurrence, event, incident, action, failure to act or transaction since the date of the Diodes Merger Agreement which has had or is reasonably likely to cause a material adverse effect on Pericom that is continuing; and

•	the delivery by Pericom to Diodes of an executed Foreign Investment and Real Property Tax Act of 1980 certification which states that an interest in Pericom is not a real property interest because Pericom is not and has not been a United States real property holding corporation under Section 897(c) of the Internal Revenue Code.

According to the Pericom Proxy Statement, the obligation of Pericom to consummate the Diodes Merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the Diodes Merger of each of the following conditions:

•	the representations and warranties of each of Diodes and PSI Merger Sub, Inc. contained in the Diodes Merger Agreement will be true and correct as of the closing date of the Diodes Merger, except for any representation or warranty that is expressly made as of a specific date or time (which shall be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Diodes;

•	each of Diodes and PSI Merger Sub, Inc. will have performed and complied in all material respects with all covenants and agreements to be performed or complied with by it under the Diodes Merger Agreement;

•	the receipt by Pericom of a certificate executed by an executive officer of Diodes certifying the satisfaction of the foregoing conditions; and

•	the agreement of merger to be filed in accordance with California law shall have been executed and delivered by PSI Merger Sub, Inc.

Termination; Termination Fees

According to the Pericom Proxy Statement, the Diodes Merger Agreement may be terminated and the Diodes Merger abandoned by mutual written consent of Diodes, PSI Merger Sub, Inc. and Pericom. In addition, the Diodes Merger Agreement may be terminated by either party if:

•	the Diodes Merger has not been completed on or before the End Date (as defined in the Diodes Merger Agreement), provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Diodes Merger Agreement is the cause of, or results in, the failure of the Diodes Merger to be consummated on or before the End Date;

•	any Specified Governmental Entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Diodes Merger, which order or other action has a material adverse effect on Pericom or becomes final and nonappealable, provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Diodes Merger Agreement is the cause of, or results in, the issuance, promulgation, enforcement or entry of any such law or order; or

•	the required shareholder approval is not obtained at the Special Meeting.

According to the Pericom Proxy Statement, the Merger Agreement may be terminated by Diodes if:

•	prior to the shareholder approval, Pericom enters into an alternative acquisition agreement with respect to a superior proposal in accordance with the non-solicitation provisions in the Diodes Merger Agreement;

•	there is an uncured inaccuracy in any representation or warranty or breach of any covenant of Diodes or PSI Merger Sub, Inc. reasonably likely to have a material adverse effect on Diodes or PSI Merger Sub, Inc. that has not been cured within 30 days of Diodes’ receipt of written notice of such inaccuracy or breach; or

•	all of the mutual or Diodes closing conditions have been satisfied or waived and Diodes fails to close the Diodes Merger, provided that Pericom must give Diodes written notice at least five business days of its intent to terminate the Diodes Merger Agreement for Diodes’ failure to close the Diodes Merger.

According to the Pericom Proxy Statement, the Merger Agreement may be terminated by Diodes if:

•	at any time prior to the consummation of the Diodes Merger, if (i) the Pericom Board effects an adverse recommendation change; (ii) the Pericom Board enters into any alternative acquisition agreement in respect of a superior proposal; or (iii) Pericom materially breaches or fails to perform its obligations pertaining to the non-solicitation and fiduciary out provisions of the Diodes Merger Agreement; or

•	there is an uncured inaccuracy in any representation or warranty or breach of any covenant of Diodes reasonably likely to have a material adverse effect on Diodes that has not been cured within 30 days of Diodes’ receipt of written notice of such inaccuracy or breach.

According to the Pericom Proxy Statement, if the Diodes Merger Agreement is terminated, it will become void and of no further force and effect, with no liability on the part of any party (or any shareholder, director, officer, employee, agent or representative of such party) to any other party, except with respect to certain provisions which will remain in full force and effect. Notwithstanding the foregoing, according to the Pericom Proxy Statement, each party shall remain liable for any liabilities or damages caused by such party to the extent such liabilities or damages were the result of fraud or the willful and material breach of the Diodes Merger Agreement by such party.

According to the Pericom Proxy Statement, each party to the Diodes Merger Agreement will generally pay its own fees and expenses in connection with the Merger, whether or not the Diodes Merger is completed. However, according to the Pericom Proxy Statement, Pericom must pay Diodes a termination fee of $15 million where:

•	Diodes terminates the Diodes Merger Agreement in connection with an adverse recommendation change of the Pericom Board;

•	Diodes terminates the Diodes Merger Agreement after Pericom enters into an acquisition agreement or publicly announces its intention to enter into an acquisition agreement with respect to a superior proposal;

•	Diodes terminates the Diodes Merger Agreement after Pericom has materially breached the non-solicitation provisions in the Diodes Merger Agreement;

•	Pericom terminates the Diodes Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal; or

•	the Diodes Merger Agreement is terminated by either Pericom or Diodes because the Diodes Merger has not been consummated before March 2, 2016 and the shareholder approval was not obtained at the special meeting of Pericom shareholders and, in each case, prior to such termination an acquisition proposal shall have been publicly announced and not withdrawn, and at any time within twelve months of such termination, Pericom enters into an acquisition agreement related to an acquisition proposal and such acquisition proposal is later consummated.

WE BELIEVE PERICOM SHAREHOLDERS SHOULD TAKE ALL OF THESE FACTORS INTO ACCOUNT WHEN DETERMINING HOW TO VOTE THEIR PERICOM SHARES. WE ARE DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE PERICOM SHAREHOLDERS TO VOTE “AGAINST” THE PROPOSED DIODES ACQUISITION.

CERTAIN INFORMATION REGARDING MONTAGE AND MERGER SUB

Montage Technology Group Limited is a Cayman Islands exempted company, with its principal offices located at 6th Floor, Building A, Technology Building, 900 Yishan Road, Xuhui District, Shanghai, 200233, People’s Republic of China.

Montage is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets.

Merger Sub is a California corporation that was organized in connection with the proposed acquisition of the Pericom Shares and the Montage Proposal and has not carried on any activities other than in connection therewith. The initial office of Merger Sub is located at 101 Metro Dr., Suite 500, San Jose, California 95110.

It is not anticipated that Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and those necessary to consummate the Montage Proposal.

Mr. Howard Yang is an individual and the Chief Executive Officer of Montage.

Mr. Stephen Tai is an individual and the President of Montage.

Mr. Mark Voll is an individual and the Chief Financial Officer of Montage.

The names of the directors and officers of Montage and Merger Sub who are considered to be participants in this proxy solicitation and certain other information are set forth in Schedule I hereto. Other than as set forth herein, none of Montage, Merger Sub, Mr. Yang, Mr. Tai, Mr. Voll or any of the participants set forth on Schedule I hereto has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposed Diodes Acquisition.

As of October 13, 2015, Mr. Tai and Montage were the beneficial owners of 100 Pericom Shares. Mr. Yang and Mr. Voll may also deemed to be the beneficial owners of such shares due to their director and/or officer positions at Montage.

OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING

Each of the proposals to be submitted at the Special Meeting is designed to facilitate the approval of the Proposed Diodes Acquisition and the adoption of the Diodes Merger Agreement. Montage recommends that Pericom shareholders vote in opposition to the Proposed Diodes Acquisition and specifically vote “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR GOLD PROXY CARD. WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU RECEIVE FROM PERICOM.

Other than as set forth above, Montage is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the GOLD proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of Montage as determined by Montage in its sole discretion, in which event such persons will vote on such proposals in their discretion.

VOTING PROCEDURES

According to the Pericom Proxy Statement, as of the Record Date, there were [    ] Pericom Shares entitled to vote at the Special Meeting. Each outstanding Pericom Share is entitled to one vote on each proposal and any other matter properly coming before the Special Meeting.

A quorum of shareholders is necessary to hold the Special Meeting. The required quorum for the transaction of business at the Special Meeting shall exist when the holders of a majority of the Pericom Shares entitled to vote at the Special Meeting are represented either in person or by proxy. If a quorum is not present at the Special Meeting, Pericom expects that the Special Meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, count as shares present for establishing a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Brokers, banks and other nominees will not have discretionary authority on the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal.

Pericom shareholders may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Diodes Acquisition Proposal. Approval of the Diodes Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Pericom Shares entitled to vote at the Special Meeting. Because the vote on the Diodes Acquisition Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the approval of the Diodes Acquisition Proposal.

Pericom shareholders may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Adjournment Proposal. The Adjournment Proposal will be approved if a majority of Pericom Shares, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Adjournment Proposal although abstentions will have the same effect as a vote against that proposal.

Pericom shareholders may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Golden Parachute Compensation Proposal. The non-binding, advisory Golden Parachute Compensation Proposal will be approved if a majority of Pericom Shares, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Golden Parachute Compensation Proposal, although abstentions will have the same effect as a vote against that proposal.

Shareholder of Record. If you are a Pericom shareholder of record you may use the enclosed GOLD proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your GOLD proxy card(s), your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your GOLD proxy card(s) but do not mark your card(s) to tell the proxies how to vote, your shares will be voted “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal.

Street Name. If your shares are held in an account through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. In accordance with Nasdaq rules, if you do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a “broker non-vote.” In these cases, the bank, broker or other nominee will not be able to vote your shares on those matters for which specific authorization is required; if there is a broker non-vote, your shares will be treated as present at the special meeting for purposes of determining the presence of a quorum. Brokers do not have discretionary authority to vote on any of the proposals.

Only Pericom shareholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) MONTAGE, CARE OF INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR NEW YORK, NEW YORK 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF PERICOM AT 1545 BARBER LANE, MILPITAS, CALIFORNIA 95035. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. SHAREHOLDERS WHO HOLD THEIR PERICOM SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO PERICOM OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO MONTAGE, CARE OF INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT MONTAGE MAY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF PERICOM SHARES THEN OUTSTANDING. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.

BY EXECUTING THE GOLD PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

If you have any questions or require any assistance in voting your Pericom Shares, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

SOLICITATION OF PROXIES

Except as set forth below, Montage will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors and officers of Montage listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

Montage has retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Innisfree may receive a fee of up to $250,000 for these services, in addition to reimbursing Innisfree for its reasonable out-of-pocket expenses. Montage agreed to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Innisfree expects that it may employ approximately [    ] people in connection with the solicitation.

The entire expense of soliciting proxies for the Special Meeting by or on behalf of Montage is being borne by Montage. Montage currently estimates that the total expenses that Montage will incur in connection with the solicitation of proxies against the proposals at the Special Meeting will be $[            ]. As of the date hereof, Montage has incurred approximately $[            ] of solicitation expenses.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “would” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the following: (1) that a transaction with Pericom may not be completed on a timely basis or on favorable terms; (2) negative effects on Pericom’s business resulting from the pendency of the merger proposals; (3) that we may not receive regulatory approvals within the expected timeframe and (4) that we may not be able to close the proposed transaction with Pericom promptly and effectively, or at all. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

OTHER INFORMATION

The information concerning Pericom and the Proposed Diodes Acquisition contained herein (including Schedule II) has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although Montage has no knowledge that would indicate that statements relating to Pericom or the Diodes Merger Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the books and records of Pericom, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. See Schedule II for information regarding persons who beneficially own more than 5% of the Pericom Shares and the ownership of the Pericom Shares by the directors and officers of Pericom. There can be no assurance that the Montage Proposal will be consummated, or if ultimately consummated, the final terms thereof.

Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, reference is made to Pericom’s proxy statement for information concerning the Diodes Merger Agreement, the Proposed Diodes Acquisition, financial information regarding Pericom, Pericom and the proposed combination of Pericom and Pericom, the proposals to be voted upon at the Special Meeting, other information concerning Pericom’s management, the procedures for submitting proposals for consideration at the next annual meeting of Pericom shareholders and certain other matters regarding Pericom and the Special Meeting.

Pericom files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services. You may obtain documents filed with the SEC by requesting them in writing or by telephone from Innisfree M&A Incorporated at the following addresses:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the Special Meeting. This means you must request this information no later than [                    ], 2015. Montage will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request. You can also get more information by visiting Pericom’s website at http://www.pericom.com. Materials from these websites and other websites mentioned in this Proxy Statement are not incorporated by reference in this Proxy Statement. If you are viewing this Proxy Statement in electronic format, each of the URLs mentioned in this Proxy Statement is an active textual reference only.

THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED PERICOM MERGER AND IS NOT A SOLICITATION OF PROXIES WITH RESPECT TO THE MONTAGE PROPOSAL OR AN OFFER TO SELL MONTAGE SHARES.

WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM PERICOM—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED DIODES ACQUISITION. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY PERICOM, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. WE URGE YOU TO VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TO US TODAY.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE PERICOM BOARD BY VOTING “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL BY TELEPHONE OR INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY. A VOTE “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL WILL NOT OBLIGATE YOU TO VOTE FOR THE MONTAGE PROPOSAL. HOWEVER, IF THE PROPOSED PERICOM MERGER OCCURS, THE MONTAGE PROPOSAL WILL BE WITHDRAWN.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

IMPORTANT VOTING INFORMATION

1. If your Pericom Shares are held in your own name, please submit your proxy to us TODAY by following the instructions on the enclosed GOLD proxy card by Internet or telephone, or by signing, dating and returning the enclosed GOLD proxy card to Montage, c/o Innisfree M&A Incorporated, in the postage-paid envelope provided.

2. If your Pericom Shares are held in “street-name,” only your broker or bank can vote your Pericom Shares and only upon receipt of your specific instructions. If your Pericom Shares are held in “street-name,” deliver the enclosed GOLD voting instruction form to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a GOLD proxy card is submitted on your behalf. If your broker or bank or contact person responsible for your account provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed GOLD voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Montage, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that Montage will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Do not sign or return any proxy card you may receive from Pericom. If you have already submitted a proxy card, you have every right to change your vote—use the GOLD proxy card to vote TODAY by Internet or telephone or simply sign, date and return the GOLD proxy card. Only your latest dated proxy counts.

4. Only Pericom shareholders of record as of the close of business on [                     ], 2015 are entitled to vote at the Special Meeting. We urge each shareholder to ensure that the holder of record of his, her or its Pericom Share(s) signs, dates, and returns the enclosed GOLD proxy card as soon as possible.

If you have any questions or require any assistance in voting your Pericom Shares, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND OFFICERS OF MONTAGE AND OTHER PERSONS WHO ARE PARTICIPANTS AND INTERESTS OF PARTICIPANTS

Directors and Officers of Montage and Other Persons Who are Participants

The following table sets forth the name of each director and officer of Montage who is a participant in the solicitation. Unless otherwise indicated, the current business address of each person is 6th Floor, Building A, Technology Building, 900 Yishan Road, Xuhui District, Shanghai, 200233, People’s Republic of China.

Name	Present Position with Montage
Howard Yang	Director and Chief Executive Officer
Stephen Tai	President
Mark Voll	Chief Financial Officer

Howard Yang and Stephen Tai are the sole directors of Merger Sub. Howard Yang and Mark Voll are officers of Merger Sub.

Interests of Participants and Other Potential Participants

No person or entity listed above has a substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be acted upon pursuant to the Proxy Statement other than as set forth below:

As of October 13, 2015, Mr. Tai and Montage were the beneficial owners of 100 Pericom Shares. Mr. Yang and Mr. Voll may also deemed to be the beneficial owners of such shares due to their director and/or officer positions at Montage.

I-1

SCHEDULE II

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

According to the Pericom Proxy Statement the following table sets forth certain information regarding the beneficial ownership of the Pericom Shares as of October 9, 2015 by:

Each person who is known by Pericom to own beneficially more than 5% of the Pericom Shares;

Each of Pericom’s directors;

Each of Pericom’s named executive officers; and

All directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)	Percent(1)
BlackRock, Inc.(2)	2,437,723	11.14%
Dimensional Fund Advisors L.P.(3)	1,854,071	8.47%
Frontier Capital Management Co., LLC(4)	1,726,278	7.89%
Alex Chiming Hui(5)	1,275,255	5.73%
Chi-Hung (John) Hui(6)	896,657	4.06%
Kevin Bauer(7)	69,267	*
Angela Chen(8)	135,343	*
John C. East(9)	23,320	*
Hau L. Lee(10)	76,450	*
Michael J. Sophie(11)	41,650	*
Siu-Weng Simon Wong(12)	52,150	*
Directors and Executive Officers as a Group (8 persons)(13)	2,570,092	11.31%

*	Less than 1% of outstanding Pericom Shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 9, 2015, are deemed outstanding. Percentage of beneficial ownership is based upon 21,891,319 shares of Common Stock outstanding as of October 9, 2015. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: 1545 Barber Lane, Milpitas, California 95035.
(2)	Based solely on a Schedule 13G/A, filed January 9, 2015, BlackRock, Inc. has sole voting with respect to 2,370,761 shares and sole dispositive power with respect to 2,437,723 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries listed in the Schedule 13G/A. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(3)	Based solely on a Schedule 13G/A filed February 5, 2015, Dimensional Fund Advisors LP has sole voting power with respect to 1,796,015 shares and has sole dispositive power with respect to 1,854,071 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4)	Based solely on a Schedule 13G filed February 13, 2015, Frontier Capital Management Co., LLC, has sole voting power with respect to 789,421 shares and sole dispositive power with respect to 1,726,278 shares. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

II-1

(5)	Includes 321,381 shares issuable upon exercise of stock options exercisable and 27,425 RSUs vesting within 60 days after October 9, 2015. He shares voting and investment power with his spouse as co-trustees of a revocable family trust holding 867,359 of the shares listed above.
(6)	Includes 209,206 shares issuable upon exercise of stock options exercisable and 11,825 RSUs vesting within 60 days after October 9, 2015.
(7)	Includes 31,250 shares issuable upon exercise of stock options exercisable within 60 days after October 9, 2015.
(8)	Includes 95,762 shares issuable upon exercise of stock options exercisable and 3,200 RSUs vesting within 60 days after October 9, 2015.
(9)	Includes 11,170 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 9, 2015.
(10)	Includes 46,500 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 9, 2015.
(11)	Includes 20,000 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 9, 2015.
(12)	Includes 27,000 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 9, 2015.
(13)	Includes 762,269 shares issuable upon exercise of stock options exercisable and 60,450 RSUs vesting within 60 days after October 9, 2015.

IMPORTANT

If your Pericom Shares are held in your own name, please use the GOLD proxy card to vote by Internet or telephone or sign, date and return the enclosed GOLD proxy card today. If your Pericom Shares are held in “street-name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed GOLD voting instruction form to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy card is voted on your behalf. If your broker or bank provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed GOLD voting instruction form.

We urge you not to sign any proxy card you may receive from Pericom, even as a protest vote against the Proposed Diodes Acquisition.

If you have any questions or require any assistance in voting your Pericom Shares, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

II-2

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Pericom Semiconductor Corporation common stock for the upcoming Special Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-XXX-XXX-XXXX, on a touch-tone telephone. If outside the U.S. or Canada, call 1-XXX-XXX-XXXX. Please follow the simple instructions. You will be required to provide the unique Control Number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/xyz, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Montage, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box XXXX, New York, NY 10150-XXXX

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼
Please mark vote as in this example	☒

MONTAGE RECOMMENDS YOU VOTE “AGAINST” PROPOSALS 1, 2 AND 3.

		FOR	AGAINST	ABSTAIN
1.	Approval of the Agreement and Plan of Merger, dated as of September 2, 2015 (the “Merger Agreement”) by and among Pericom Semiconductor Corporation, Diodes Incorporated, a Delaware corporation, and PSI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Diodes Incorporated, and the merger of PSI Merger Sub, Inc. with and into Pericom Semiconductor Corporation (the “Merger”) with Pericom Semiconductor Corporation surviving the Merger as a direct wholly owned subsidiary of Diodes pursuant thereto (the “Merger Proposal”).	☐	☐	☐

2.	Approval to adjourn the special meeting to solicit additional votes to approve the Merger Proposal, if necessary or appropriate.	☐	☐	☐

3.	Approval, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the Merger.	☐	☐	☐

Date:

(Signature)

(Signature, Joint Owners)

(Title(s)

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please add your title as such. Joint owners, should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▼

[Preliminary Copy – Subject to Completion]

PERICOM SEMICONDUCTOR CORPORATION

Special Meeting of Shareholders of Pericom Semiconductor Corporation to be held on [            ], 2015. This Proxy is solicited on behalf of Montage Technology Group Limited and Porsche Acquisition Sub, Inc. In Opposition to the Proposed Combination of Pericom Semiconductor Corporation and Diodes Incorporated

G O L D P R O X Y	The undersigned hereby appoints [ ], and each of them, as proxies, with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2015 Special Meeting of Shareholders of Pericom Semiconductor Corporation to be held on [ ], 2015, at [ ] a.m. local time, and at any adjournment or postponement thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting.

IF PROPERLY EXECUTED THIS PROXY WILL BE VOTED “AGAINST” THE DIODES ACQUISITION PROPOSAL, THE GOLDEN PARACHUTE COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL (PROPOSALS 1-3) LISTED ON THE REVERSE SIDE OF THIS PROXY CARD UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY.

(Continued and to be signed and dated on reverse side)